EXHIBIT 99.1

Rockwell Medical Technologies, Inc. Reports Fourth Quarter 2008 Results; Sales Increase 20% Year-Over-Year to $51.6 Million

WIXOM, Mich., March 16, 2009 (GLOBE NEWSWIRE) -- Rockwell Medical Technologies, Inc. (Nasdaq:RMTI), a fully-integrated biopharmaceutical company offering innovative products and services targeting end-stage renal disease (ERSD), chronic kidney disease (CKD), and iron deficiency anemia, reported record fourth quarter 2008 sales of $13.5 million, up 13.3% from $11.9 million for the same period of 2007. Loss for the fourth quarter was $3.0 million or ($.22) per share compared to $1.2 million or ($.09) per share for the same period of 2007.

Year-end 2008 results were highlighted by record sales of $51.6 million, increasing over 20% compared to 2007. Loss for the year ended December 31, 2008 was $7.9 million or ($.57) per share compared to $3.7 million or ($.32) per share in 2007. The increased loss was due to higher costs for raw materials and fuel as well as investments in infrastructure to support core business growth.

 Fourth Quarter
 --------------
 * Record quarterly revenue $13.5 million, up 13.3% over fourth quarter 2007.
 * Loss per share ($.22) vs. ($.09) in 2007.
 * R&D costs were $1.3 million vs. $0.9 million in the fourth quarter of 2007.

 Year End 2008
 -------------
 * Revenue increased to $51.6 million, up 20% in 2008 compared to 2007.
 * Loss per share ($.57) vs. ($.32) in 2007
 * Unit volume growth up15% over 2007.
 * Domestic sales increased $5.5 million or greater than 13.4% over
   2007.
 * International sales were up 160% or $3.1 million over 2007.
 * 2008 Loss includes a $.9 million charge related to the settlement of a legal dispute.
 * R&D costs were $3.8 million compared to $3.3 million in 2007
 * Cash on hand $5.6 million.

 Drug Development Progress
 -------------------------
 * Modified Phase IIb protocol to effectively address black box warning issued by FDA on erythropoietin stimulating agents.
 * Filed patent on SFP proprietary API synthesis process.
 * Data Safety Monitoring Board (DSMB) review of Phase IIb dosing indicated strong safety profile for SFP and study continuation.
 * Expanded Scientific Advisory Board to further strengthen expertise in anemia and iron deficiency.
 * Hired experienced Vice President of Drug Development and Medical
   Affairs to lead clinical development.

Mr. Robert L. Chioini, Chairman and CEO stated, "Overall, we are pleased with our drug development program. We have continued to make solid progress in randomizing patients in our Phase IIb study and we expect to complete enrollment shortly. In the fourth quarter the DSMB recommended that we continue the Phase IIb study, which demonstrated SFP's strong safety profile. We added three new members to our Scientific Advisory Board and we recently hired Dr. Richard Yocum to spearhead SFP's clinical progress. We believe these actions will enable us to advance SFP through to commercialization."

Mr. Chioini also stated, "Our fourth quarter sales and margin results were in line with our expectations, and although margins suffered during the year due to higher raw material and fuel costs, we anticipate improvement in Q1 2009 and going forward. We also expect the investments we made in our quality systems, information technology infrastructure and personnel to provide improved financial results going forward."

Rockwell will be hosting a conference call to review its 2008 fourth quarter and year-end results on Monday, March 16, 2008 at 4:30 pm EDT. Investors are encouraged to call in several minutes in advance at (888) 572-7030 to hear the call or they may listen on the web at the following link: http://investor.shareholder.com/media/eventdetail.cfm?eventid=66691&CompanyID=RMTI&e=1&mediaKey=A2FAB283B25BD82A09AC1C359F047CEF

The call will be available for replay for one week at the same link above.

About Soluble Ferric Pyrophosphate (SFP):

SFP is a novel, physiological iron maintenance therapy designed to treat or prevent iron deficiency anemia in ESRD patients. SFP is a proprietary, water-soluble form of iron that travels directly to the bloodstream and transfers iron at a cellular level, similar to normal healthy iron uptake. SFP is a continuous maintenance treatment consisting of small doses administered with every dialysis session to maintain iron status tests stable within target, as per Kidney Disease Quality Outcomes Initiative (KDOQI) recommendations. Clinical trials have shown that SFP delivered during each dialysis treatment, via the Company's dialysate, maintains optimal iron balance and avoids liver toxicity while decreasing associated pharmaceutical intravenous iron administration costs. Recent academic studies have shown that more frequent maintenance doses of iron improve the therapeutic response and benefits of recombinant erythropoietin treatments. Rockwell has licensed exclusive world-wide rights and has secured patents for SFP in multiple countries, including the three largest dialysis markets in the world; the United States, Japan and the European Union. The total U.S. market for IV-iron is approximately $500 million annually while global market potential is approximately $850 million.

About Rockwell Medical Technologies:

Rockwell is a fully-integrated biopharmaceutical company offering innovative products and services initially targeting end-stage renal disease (ESRD), chronic kidney disease (CKD) and iron deficiency anemia. An established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad, Rockwell's products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream. Dialysis is a process that duplicates kidney function for those patients who suffer from ESRD. There are approximately 375,000 ESRD patients in the United States growing at an annual rate of 4 percent and approximately 2 million ESRD patients world-wide.

The Company is currently developing unique, proprietary renal drug therapies for iron treatment. These exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are designed to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Please visit www.rockwellmed.com for more information.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "projected," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Rockwell's SEC filings. Thus, actual results could be materially different. Rockwell expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

           Rockwell Medical Technologies, Inc. and Subsidiary

                     Consolidated Income Statements

      For the three and twelve months ended December 31, 2008 and
                            December 31, 2007

                             (Whole dollars)
                               (Unaudited)

                   Three Months Three Months
                      Ended        Ended     Year Ended   Year Ended
                   December 31, December 31, December 31, December 31,
                   -----------  -----------  -----------  -----------
                      2008         2007         2008         2007
                      ----         ----         ----         ----
 Sales             $13,537,674  $11,948,905  $51,666,033  $43,045,304
 Cost of Sales      13,248,807   11,073,295   48,649,478   40,015,466
                   -----------  -----------  -----------  -----------
   Gross Profit        288,867      875,610    3,016,555    3,029,838
 Selling, General
  and
  Administrative     2,087,942    1,084,987    7,271,617    3,374,458
 Research and
  Product
  Development        1,272,416      944,281    3,830,134    3,263,733
                   -----------  -----------  -----------  -----------
   Operating (Loss) (3,071,491)  (1,153,658)  (8,085,196)  (3,608,353)
 Interest Expense
  (Income), net        (38,657)       9,185     (221,139)     110,542
                   -----------  -----------  -----------  -----------
   Net (Loss)      ($3,032,834) ($1,162,843) ($7,864,057) ($3,718,895)
                   ===========  ===========  ===========  ===========

 Basic Earnings
  (Loss) per Share      ($ .22)      ($ .09)      ($ .57)      ($ .32)

 Diluted Earnings
  (Loss) per Share      ($ .22)      ($ .09)      ($ .57)      ($ .32)

            Rockwell Medical Technologies, Inc. and Subsidiary

                       Consolidated Balance Sheets

              As of December 31, 2008 and December 31, 2007

                                             December 31, December 31,
   ASSETS                                       2008         2007
                                                ----         ----

 Cash and Cash Equivalents                   $ 5,596,645  $11,097,092
 Accounts Receivable, net of a reserve of
  $97,000 in 2008 and $69,000 in 2007          5,229,656    4,687,229
 Inventory                                     3,161,625    2,559,051
 Other Current Assets                            440,765      302,573
                                             -----------  -----------
   Total Current Assets                       14,428,691   18,645,945

 Property and Equipment, net                   3,249,003    2,840,331
 Intangible Assets                               240,656      270,446
 Goodwill                                        920,745      920,745
 Other Non-current Assets                        120,887      125,667
                                             -----------  -----------
   Total Assets                              $18,959,982  $22,803,134
                                             ===========  ===========

   LIABILITIES AND SHAREHOLDERS' EQUITY

 Notes Payable & Capitalized Lease
  Obligations                                $   176,850  $   194,239
 Accounts Payable                              5,210,972    2,982,899
 Accrued Liabilities                           1,464,828    1,122,737
 Customer Deposits                               245,186      337,396
                                             -----------  -----------
   Total Current Liabilities                   7,097,836    4,637,271

 Long Term Notes Payable & Capitalized Lease
  Obligations                                     41,203      204,837

   Shareholders' Equity:
 Common Shares, no par value, 14,104,690 and
  13,815,186 shares issued and outstanding    34,799,093   33,415,106
 Common Share Purchase Warrants,
  2,114,169 and 1,204,169 warrants issued
  and outstanding                              3,378,398    3,038,411
 Accumulated Deficit                         (26,356,548) (18,492,491)
                                             -----------  -----------
   Total Shareholders' Equity                 11,820,943   17,961,026
                                             -----------  -----------

   Total Liabilities And Shareholders'
    Equity                                   $18,959,982  $22,803,134
                                             ===========  ===========

CONTACT:  The Trout Group LLC
          IR Contact:
          Brian Korb, VP
          (646) 378-2923